Exhibit 99.1

Inergy Holdings, L.P. Elects Not to Pursue Public Offering

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Kansas City, MO (June 20, 2006) – Inergy Holdings, L.P. (Nasdaq:NRGP), today announced that it has elected not to pursue the previously disclosed public offering of 2,900,000 common units pursuant to a registration statement on Form S-1 (File No. 333-134447).

“We have concluded that the current valuation level does not reflect our robust cash distribution growth outlook,” said John Sherman, Inergy’s President and CEO. “Therefore, it is not in the best interests of the Inergy Holdings’ unitholders to sell additional equity.”

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P. (Nasdaq:NRGY), with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.